1WS CREDIT INCOME FUND AMENDED AND RESTATED
EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

THIS AMENDED AND RESTATED EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT is made as of the 23rd day of February, 2021, by and between 1WS Credit Income Fund, a Delaware statutory trust (the "Fund"), and 1WS Capital Advisors, LLC, a Delaware limited liability company ("1WS"). All capitalized terms used herein and not defined shall have the meaning ascribed to them in the registration statement of the Fund.

W I T N E S S E T H:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end, management investment company; and

WHEREAS, 1WS serves as the investment adviser of the Fund pursuant to an agreement between 1WS and the Fund, dated as of December 14, 2018 (the “Investment Advisory Agreement”);

WHEREAS, the Fund and 1WS entered into that certain Expense Limitation and Reimbursement Agreement, dated December 12, 2019; and

WHEREAS, the Fund and 1WS wish to amend and restate the Expense Limitation and Reimbursement Agreement to include newly offered share classes of the Fund in the Expense Limitation;

NOW, THEREFORE, the parties hereto agree as follows:

1. 1WS (or an affiliate thereof) agrees to waive the fees payable to it under the Investment Advisory Agreement or to pay or absorb the ordinary operating expenses of the Fund, including, without limitation, organization and offering expenses (excluding brokerage and transactional expenses; borrowing and other investment-related costs and fees including interest and commitment fees; short dividend expense; acquired fund fees; taxes; litigation and indemnification expenses; judgments; and extraordinary expenses not incurred in the ordinary course of the Fund’s business – collectively, the “Exclusions”), to the extent necessary to limit the Other Expenses of each class of shares of the Fund (as set forth in the Fund’s Prospectus) less the Exclusions to 0.50% per annum of the Fund’s daily gross assets (the “Expense Limitation”).

2. This Agreement will remain in effect through March 1, 2022. The Fund may terminate this Agreement upon 30 days’ written notice to 1WS. This Agreement will terminate automatically upon the termination of the Fund’s Investment Advisory Agreement (other than a termination resulting from an “assignment,” as defined by the 1940 Act and the rules thereunder, of the Investment Advisory Agreement) unless a new Investment Advisory Agreement with 1WS (or an affiliate of 1WS) to replace the terminated agreement becomes effective upon such termination.

3. The Fund agrees to carry forward for a period not to exceed three (3) years from the date on which an expense is incurred by 1WS any Other Expenses (less the Exclusions) in excess of the Expense Limitation that are paid or assumed by 1WS (or an affiliate of 1WS) pursuant to this Agreement (“Excess Operating Expenses”) and to reimburse 1WS (or an affiliate of 1WS) in the amount of such Excess Operating Expenses as set forth herein. Such reimbursement will be made as promptly as possible, but only to the extent it does not cause the Other Expenses (less the Exclusions) for any year to exceed the Expense Limitation in effect at the time the expense was waived, paid or absorbed.

4. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

5. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

1WS CREDIT INCOME FUND

By:	/s/ Kurt A. Locher
Name:	Kurt A. Locher
Title:	Trustee and Chief Executive Officer

1WS CAPITAL ADVISORS, LLC

By: One William Street Capital Management, L.P., its sole member

By:	/s/ David Sherr
Name:	David Sherr
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Expense Limitation Agreement]